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                       SERIES A REDEEMABLE PREFERRED STOCK

                                       AND

                                     WARRANT

                               PURCHASE AGREEMENT

                                      AMONG

                 TRANSEASTERN PROPERTIES OF SOUTH FLORIDA, INC.,

                      ARTHUR J. FALCONE and MARCY FALCONE,
                      EDWARD W. FALCONE and DIANA FALCONE,
                       PHILIP CUCCI, JR. and LINDA CUCCI

                                       AND

                    THE SEVERAL INVESTORS NAMED IN SCHEDULE 1

                            Dated as of June 2, 1993

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                                TABLE OF CONTENTS


ARTICLE 1.THE PREFERRED STOCK ..............................................   2

     Section 1.1  Purchase and Sale of Preferred Stock .....................   2
     Section 1.2  Purchase and Sale of Warrants ............................   2
     Section 1.3  Closing ..................................................   2
     Section 1.4  Related Transactions .....................................   2

ARTICLE 2.REPRESENTATIONS AND WARRANTIES OF THE COMPANY ...................    3

     Section 2.1  Organization, Qualifications and Corporate Power ........    3
     Section 2.2  Authorization of Agreements, Etc ........................    3
     Section 2.3  Validity ................................................    4
     Section 2.4  Authorized Capital Stock ................................    4
     Section 2.5  Litigation; Compliance with Law .........................    5
     Section 2.6  Proprietary Information of Third Parties ................    5
     Section 2.7  Title to Properties .....................................    6
     Section 2.8  Leasehold Interests .....................................    7
     Section 2.9  Insurance ...............................................    7
     Section 2.10  Taxes ..................................................    8
     Section 2.11  Other Agreements .......................................    8
     Section 2.12  Patents, Trademarks, Etc ...............................   10
     Section 2.13  Loans and Advances .....................................   11
     Section 2.14  Assumption, Guaranties, Etc. of
                   Indebtedness of Other Persons ..........................   11
     Section 2.15  Significant Customers and Suppliers ....................   11
     Section 2.16  Governmental Approvals .................................   11
     Section 2.17  Financial Statements ...................................   11
     Section 2.18  Absence of Undisclosed Liabilities .....................   12
     Section 2.19  Absence of Changes .....................................   12
     Section 2.20  Employee Benefit Plans .................................   13
     Section 2.21  Disclosure .............................................   14
     Section 2.22  Brokers ................................................   14
     Section 2.23  Transactions with Affiliates ...........................   14
     Section 2.24  Employees ..............................................   14
     Section 2.25  U.S. Real Property Holding Corporation .................   15
     Section 2.26  Foreign Corrupt Practices Act ..........................   15
     Section 2.27  Environmental Regulations ..............................   15
     Section 2.28  Disclosure .............................................   16

ARTICLE 3.REPRESENTATION AND WARRANTIES OF THE INVESTORS ..................   16

ARTICLE 4.CONDITIONS PRECEDENT TO THE PURCHASE OF THE
          PREFERRED STOCK AND WARRANTS BY INVESTORS .......................   17

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ARTICLE 5.CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE
          COMPANY .........................................................   19

ARTICLE 6.COVENANTS OF THE COMPANY ........................................   19

     Section 6.1  Financial Statements, Reports, Etc ......................   19
     Section 6.2  Financial Covenants and Ratios ..........................   21
     Section 6.3  Corporate Existence .....................................   22
     Section 6.4  Properties, Business, Insurance .........................   22
     Section 6.5  Inspection, Consultation, and Advice ....................   22
     Section 6.6  Restrictive Agreements Prohibited .......................   22
     Section 6.7  Transactions with Affiliates ............................   22
     Section 6.8  Expenses of Directors ...................................   23
     Section 6.9  Use of Proceeds .........................................   23
     Section 6.10  Board of Directors Meetings ............................   23
     Section 6.11  Compensation ...........................................   23
     Section 6.12  Bylaws .................................................   23
     Section 6.13  Maintenance of Ownership of Investments ................   23
     Section 6.14  Distributions by Investments ...........................   23
     Section 6.15  Compliance with Laws ...................................   24
     Section 6.16  Keeping of Records and Books of Account ................   24
     Section 6.17  Employee Stock Plans ...................................   24
     Section 6.18  Fees and Expenses of Investors' Counsel ................   24
     Section 6.19  Indemnification Agreement ..............................   24
     Section 6.20  United States Real Property Holding Corporation ........   24

ARTICLE 7.SPECIAL REDEMPTION RIGHT ........................................   25

ARTICLE 8.MISCELLANEOUS ...................................................   26

     Section 8.1  Expenses ................................................   26
     Section 8.2  Survival of Agreements ..................................   26
     Section 8.3  Survival of Agreements ..................................   27
     Section 8.4  Brokerage ...............................................   27
     Section 8.5  Parties in Interest .....................................   27
     Section 8.6  Notices .................................................   27
     Section 8.7  Governing Law ...........................................   28
     Section 8.8  Entire Agreement ........................................   28
     Section 8.9  Counterparts ............................................   28
     Section 8.10  Amendments .............................................   28
     Section 8.11  Severability ...........................................   28
     Section 8.12  Titles and Subtitles ...................................   29
     Section 8.13  Certain Defined Terms ..................................   29

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                CROSS REFERENCE OF DEFINED TERMS

     Term                                  Section
     ----                                  -------

     A. Falcones                           Preamble
     affiliate                             Section 8.12
     Agreement                             Preamble
     Articles                              Section 2.4
     Closing                               Section 1.3
     Closing Date                          Section 1.3
     Common Stock                          Section 2.4(a)
     Company                               Preamble
     Company Benefit Plans                 Section 2.20(a)
     Contracts                             Section 2.11
     Cuccis                                Preamble
     Disclosure Schedule                   Article 2
     E. Falcones                           Preamble
     Employees                             Section 2.20(a)
     Environmental Permits                 Section 2.27
     ERISA                                 Section 2.20(a)(i)
     Expiration Date                       Section 7.2
     Financial Statements                  Section 2.17
     Founder                               Preamble
     General Partnership Interest          Section 2.1(b)
     Hazardous Materials                   Section 2.27
     Indemnification Agreement             Section 1.4
     Intellectual Property                 Section 2.12
     Investment                            Section 2.1(b)
     Investor                              Preamble
     IRC                                   Section 6.20
     person                                Section 8.12
     Preferred Stock                       Background
     Real Property                         Section 2.7(a)
     Redeemable Warrants and Shares        Section 7.2
     Securities Act                        Section 2.11(m)
     Series A Directors                    Section 6.8
     Shareholders Agreement                Section 1.4
     Special Redemption Notice             Article 7
     Special Redemption Rights             Article 7
     Total Equity                          Section 6.2(c)
     Warrant                               Background
     Warrant Shares                        Background

                     SCHEDULES AND EXHIBITS

     Schedule 1     Preferred Stock and Warrant Shares Purchased
     Schedule 2     Disclosure Schedule
     Schedule 3     Accredited Investor Certificates
     Exhibit A      Form of Warrant Agreement
     Exhibit B      Shareholders Agreement
     Exhibit C      Opinion of Company Counsel
     Exhibit D      Amended and Restated Articles of Incorporation
     Exhibit E      Indemnification Agreement

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
                       SERIES A REDEEMABLE PREFERRED STOCK
                                       AND
                           WARRANT PURCHASE AGREEMENT



     THIS SERIES A REDEEMABLE PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT ("Agreement") is made and entered into as of June 2, 1993 between TRANSEASTERN PROPERTIES OF SOUTH FLORIDA, INC., a Florida corporation (the "Company"), ARTHUR
J. FALCONE and MARCY FALCONE, residents of the State of Florida (the "A. Falcones"), EDWARD W. FALCONE and DIANA FALCONE, residents of the State of Florida (the "E. Falcones"), PHILIP CUCCI, JR. and LINDA CUCCI, residents of the State of Florida (the "Cuccis"), and the several persons named in the attached
Schedule 1 (such persons are hereinafter referred to individually as an "Investor," and, collectively as the "Investors"). A. Falcones, E. Falcones, and Cuccis are sometimes hereinafter referred to individually as a "Founder" and collectively as the "Founders."

                                   BACKGROUND

     A. The Investors desire to invest in the Company to enable the Company to pursue acquisition, development, management, and other opportunities relating to the building and development of residential properties.

     B. The Investors desire to purchase (i) an aggregate of 20,000 shares of the Series A Redeemable Preferred Stock of the Company, par value $.01, (the "Preferred Stock") at a price of $100.00 per share and (ii) warrants initially exercisable for 275,000 shares of common stock (the "Warrant Shares") at an exercise price of $.01 per Warrant Share (the "Warrants"), on the terms and subject to the conditions set forth in this Agreement.

     C. The Company desires to obtain additional equity capital through the issuance and sale to the Investors of the Preferred Stock and the Warrants, on the terms and subject to the conditions set forth in this Agreement. The Founders are the controlling shareholders of the Company and will receive a direct benefit from the issuance and sale by the Company of the Preferred Stock and the Warrants.

                                    AGREEMENT

     For and in consideration of the premises and the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereby agree:

                                   ARTICLE 1.

                      THE PREFERRED STOCK AND THE WARRANTS

     SECTION 1.1 PURCHASE AND SALE OF PREFERRED STOCK. The Company agrees to issue and sell to each Investor, and each Investor agrees to purchase from the Company, the number of shares of Preferred Stock set forth opposite the name of such Investor on Schedule 1 hereto under the caption "Preferred Stock Purchased" at a purchase price of $100.00 per share.

     SECTION 1.2 PURCHASE AND SALE OF WARRANTS. The Company agrees to issue and sell to each Investor, and each Investor agrees to purchase from the Company, a Warrant to purchase the number of Warrant Shares set forth opposite the name of such Investor on Schedule 1 hereto under the caption "Warrant Shares Purchased." Each Warrant shall be substantially in the form of Exhibit A attached hereto. The purchase price for each Warrant shall be equal to the product of $.001 multiplied by the number of Warrant Shares issuable upon exercise of the Warrant.

     SECTION 1.3 CLOSING. The closing of the purchase and sale of the Preferred Stock and the Warrants shall take place at the offices of Powell, Goldstein, Frazer & Murphy, 191 Peachtree Street, N.E., Atlanta, GA 30303 at 10:00 a.m., Eastern Daylight Time, on June 2, 1993, or at such other location, date, and time as may be agreed upon between the Investors and the Company (such closing being called the "Closing" and such date and time being called the "Closing Date"). At the Closing, the Company shall issue and deliver to each Investor a stock certificate or certificates in definitive form, registered in the name of each Investor, representing the Preferred Stock and the Warrants being purchased by each Investor at the Closing. As payment in full for the Preferred Stock and the Warrants, and against delivery of the certificates evidencing the Preferred Stock and the Warrants purchased, on the Closing Date, each Investor shall deliver to the Company a cashier's check payable to the order of the Company, in the amount set forth opposite the name of such Investor on Schedule 1 under the heading "Aggregate Purchase Price," or shall transfer such sum to the account of the Company by wire transfer.

     SECTION 1.4 RELATED TRANSACTIONS. At the Closing, the Company, the Founders, and the Investors (and such other parties as may be necessary) shall execute and deliver a shareholders agreement among the Company, the A. Falcones, the E. Falcones, the Cuccis, and the Investors, in substantially the form of Exhibit B hereto (the "Shareholders Agreement"). In addition, (a) the Company and the Founders shall deliver (i) a certificate with respect to the matters described in Section 4(f) hereof, and (ii) the opinion of Kinsey & Gleason, counsel to the Company, in substantially the form of Exhibit C hereto, and (b) the Company shall deliver an indemnification agreement in substantially the form of Exhibit E hereto (the "Indemnification Agreement") to the Series A Directors (as hereinafter defined).

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                                   ARTICLE 2.

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE FOUNDERS

     For the purpose of inducing the Investors to purchase the Shares and the Warrants, the Company and each Founder represents and warrants to each Investor that, except as otherwise set forth in the Disclosure Schedule attached hereto as Schedule 2 (the "Disclosure Schedule") by means of an explicit reference to the particular representation or warranty as to which exception is taken, which in each case shall constitute the sole representation and warranty as to which such exception shall apply:

     SECTION 2.1  ORGANIZATION, QUALIFICATIONS AND CORPORATE POWER.

          (a) The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Florida and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification. The Company has the corporate power and authority to
(i) own and hold its properties and carry on its business as now conducted and as proposed to be conducted, (ii) execute, deliver, and perform each of this Agreement, the Warrants, the Shareholders Agreement, and the Indemnification Agreement, (iii) issue, sell, and deliver the Preferred Stock, and (iv) issue and deliver the Warrants and the Warrant Shares issuable upon exercise of the Warrants.

          (b) Section 2.1(b) of Schedule 2 contains a true and correct list of each (i) corporation some or all of the securities of which are held by the Company (an "Investment"), indicating with respect to each Investment, the number and type of securities outstanding and the number and type of securities held by the Company, and (ii) each general or limited partnership owned in whole or in part by the Company (a "General Partnership Interest"). Except for Investments and General Partnership Interests listed on Section 2.1(b) of the Disclosure Schedule, the Company does not (i) own of record or beneficially, directly or indirectly, (A) any shares of capital stock or securities convertible into capital stock of any corporation, (B) any debt securities of any corporation, or (C) any participating interest in or any indebtedness of any partnership, joint venture, limited liability company, or other non-corporate business enterprise or (ii) control, directly or indirectly, any other entity.

     SECTION 2.2  AUTHORIZATION OF AGREEMENTS, ETC.

          (a) The Company is not in violation of or default under any provision of its Amended and Restated Articles of Incorporation, or Bylaws, of any provision of any indenture, contract, agreement, mortgage, deed of trust, loan, commitment, judgment, decree, order, or obligation to which it is a party or by which any of its properties or assets are bound, or of any provision of any Federal, state, or local statute, rule, or governmental regulation applicable to the Company. The execution and delivery by the Company of this Agreement and each of the other agreements, documents, and instruments contemplated hereby, the performance by the Company of its obligations hereunder and thereunder, the issuance, sale, and delivery of the Preferred Stock and the Warrants, and the issuance and delivery of the Warrant Shares upon exercise of the Warrants, have been duly authorized by all requisite corporate action on the part of the Company and its officers, directors, and shareholders and will not result in any such violation, conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such provision, require any

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consent or waiver under any such provision, or result in the creation or imposition of any lien, charge, restriction, claim, or encumbrance of any nature whatsoever upon any of the properties or assets of the Company. There is no such provision which materially and adversely affects, or so far as the Company is presently aware, in the future may materially and adversely affect, the condition (financial or otherwise), business, property, prospects, assets, or liabilities of the Company.

          (b) The Preferred Stock has been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid, and nonassessable. The Warrants have been duly authorized and, when issued in accordance with this Agreement, will be validly issued. The Preferred Stock and the Warrants, when issued in accordance with this Agreement, will be free and clear of all liens, charges, restrictions, claims, and encumbrances imposed by or through the Company, except as reflected on the certificates evidencing the Preferred Stock. The Warrant Shares have been duly and validly reserved for issuance upon exercise of the Warrants, and the Warrant Shares, when so issued, will be duly authorized, validly issued, fully paid, and nonassessable and will be free and clear of all liens, charges, restrictions, claims, and encumbrances imposed by or through the Company, except as reflected on the certificates evidencing the Warrants and the Warrant Shares. Neither the issuance, sale, and delivery of the Preferred Stock and the Warrants nor the issuance and delivery of the Warrant Shares is subject to any preemptive right, right of first refusal, or other right in favor of any person.

     SECTION 2.3 VALIDITY. Each of this Agreement, the Warrants, the Shareholders Agreement, and the Indemnification Agreement have been duly and validly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     SECTION 2.4  AUTHORIZED CAPITAL STOCK.  Immediately prior to the Closing:

          (a) the authorized capital stock of the Company will consist of (i) Twenty-Nine Thousand (29,000) shares of Series A Redeemable Preferred Stock and
(ii) Five Million (5,000,000) shares of common stock (the "Common Stock").

          (b) Seven Hundred Twenty Five Thousand and One (725,001) shares of Common Stock will be validly issued and outstanding, fully paid and nonassessable, and no shares of Preferred Stock will be issued and outstanding;

          (c) all issued and outstanding shares of Common Stock are owned of record and beneficially by the persons and in the amounts set forth in Section
2.4 of the Disclosure Schedule;

          (d) the relative rights, powers, preferences, qualifications, limitations, and restrictions in respect of each class of authorized capital stock of the Company are as set forth in the Company's Amended and Restated Articles of Incorporation (the "Articles"), a copy of which is attached as Exhibit D hereto, and all such rights, powers, preferences, qualifications, limitations, and restrictions are valid, binding, and enforceable and in accordance with all applicable laws;

          (e) except as set forth in Section 2.4 of the Disclosure Schedule, (i) no person owns of record or is known to the Company to own beneficially any shares of any equity stock, (ii) no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire

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equity securities of the Company is authorized or outstanding, and (iii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or assets, except as contemplated by this Agreement; and

          (f) except as set forth in the Articles and in the Shareholders Agreement, the Company has no obligation (contingent or other) to purchase, redeem, or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any other distribution in respect thereof. Except as set forth in the Shareholders Agreement, there are no voting trusts or agreements, preemptive rights, or proxies relating to any securities of the Company (whether or not the Company is a party thereto). All of the outstanding securities of the Company were issued in compliance with all applicable Federal and state securities laws.

     SECTION 2.5 LITIGATION; COMPLIANCE WITH LAW. There is no (i) action, suit, claim, proceeding, or investigation pending or, to the knowledge of the Company or the Founders, threatened against or affecting the Company, at law or in equity, or before or by any Federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, (ii) arbitration proceeding relating to the Company pending under collective bargaining agreements or otherwise, or (iii) governmental inquiry pending or, to the knowledge of the Company or the Founders, threatened against or affecting the Company, (including without limitation any inquiry as to the qualification of the Company to hold or receive any license or permit), and there is no basis known to the Company of the Founders for any of the foregoing. The Company is not exposed to any liability which may be materially adverse to the Company's business, prospects, financial condition, operations, properties, or affairs. The Company is not subject to any order, writ, injunction, or decree of any court or of any Federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign. There is no action or suit by the Company pending or threatened against any other person. The Company is in material compliance with all laws, rules, regulations, and orders applicable to the Company's business, operations, properties, assets, licenses, and other authorizations required to conduct its business as conducted and as proposed to be conducted. There is no existing law, rule, regulation, or order, and neither the Company nor any Founder, after due inquiry, is aware of any proposed law, rule, regulation, or order, whether Federal or state, which would prohibit or restrict the Company from, or otherwise materially adversely affect the Company in, conducting its business in any jurisdiction in which it is now conducting business or in which it proposes to conduct business within the foreseeaSection 2.6 Proprietary Information of Third Parties. After reasonable investigation, neither the Company nor any Founder is aware that any significant employee or consultant of the Company is obligated under any contract or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with the obligation of such employee to use best efforts to promote the interests of the Company. To the knowledge of the Company or the Founders, no third party has claimed or has reason to claim that any person employed by or affiliated with the Company has (a) violated or may be violating any of the terms or conditions of any employment, non-competition, or non-disclosure agreement between such employee and such third party, (b) disclosed or may be disclosing, or utilized or may be utilizing, any trade secret or proprietary information or documentation of such third party, or (c) interfered or may be interfering in the employment relationship between such third party and any of the Company's present or former employees. No third party has requested information from the Company which suggests that such a claim might be contemplated. To the knowledge of the Company and the Founders, no person employed by or affiliated with the Company has employed or proposes to employ any trade secret or any information or documentation proprietary to any

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former employer, and to the knowledge of the Company and the Founders, no person employed by or affiliated with the Company has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture, or sale of any product or proposed product, or the development or sale of any service or proposed service of the Company, and the Company has no reason to believe there will be any such employment or violation. To the knowledge of the Company and the Founders, none of the execution or delivery of this Agreement, or the carrying on of the business of the Company by its officers, employees, or agentsproposed conduct of the business of the Company, will conflict with or result in a breach of the terms, conditions, or provisions of or constitute a default under any contract, covenant, or instrument under which any such person is obligated.

     SECTION 2.7  TITLE TO PROPERTIES.

          (a) Section 2.7(a) of the Disclosure Schedule contains a true and correct list of each tract of real property owned by the Company ("Real Property") and a summary description of the proposed use thereof and the number of buildable lots remaining in each tract, and if applicable, a general description of all improvements and structures located on such tract. Attached to the Disclosure Schedule are copies of binders for title insurance for each tract of Real Property. Except as reflected in such title insurance binders, the Company has good and marketable fee simple title to the Real Property, free and clear of all mortgages, liens, charges, encumbrances, and purchase options and other rights to or against such property, other than such minor imperfections of title, liens, easements, zoning restrictions, or encumbrances, if any, as are not substantial in character, amount, or extent, and do not, severally or in the aggregate, detract from the value or interfere with the present uses of the Real Property, or otherwise impair the business and operations of the Company, except for claims of subcontractors, laborers, and materialmen which have performed work or provided services to such property and which are unpaid within normal payment terms. Copies of all documents evidencing mortgages, liens, charges, or other encumbrances upon the Real Property and copies of all title insurance policies insuring the interest of the Company therein are attached to the Disclosure Schedule.

          (b) All improvements on the Real Property conform in all material respects to all applicable state and local laws, use restrictions, building ordinances, and health and safety ordinances, and the property is zoned for the various purposes for which the Real Property and improvements thereon are presently being used.

          (c) The Company, has received no written notice of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting the Real Property.

          (d) There is no private restrictive covenant or governmental use restriction (including zoning) known to the Company after reasonable inquiry, on all or any portion of the Real Property which prohibits the current or contemplated use of the Real Property.

          (e) All licenses, permits, and approvals required for the occupancy and operation of the Real Property have been obtained and are in full force and effect and the Company has received no notices of violations in connection with such items.

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
          (f) The Company does not have in its possession any studies or reports which indicates any defects in the design or construction of any of the improvements on the Real Property.

          (g) There are no past due taxes, assessments, or other charges affecting the Real Property.

          (h) The Company has good and marketable title to all personal properties and assets owned by it, free and clear of all mortgages, pledges, security interests, liens, charges, claims, restrictions and other encumbrances, except liens for current taxes not yet due and payable and minor imperfections of title, if any, not material in nature or amount and not materially detracting from the value or impairing the use of the personal property subject thereto or impairing the operations or proposed operations of the Company. The Company owns or leases all personal properties and assets necessary to the operation of its business as now conducted. All of such personal properties and assets are in good operating condition (normal wear and tear excepted), are reasonably fit for the purposes for which such personal properties and assets are presently used, are adequate and usable for the continued operation of the business of the Company as the same is presently conducted, and none of such personal properties and assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs, the cost of which will not vary materially from historic patterns.

     SECTION 2.8 LEASEHOLD INTERESTS. Each lease or agreement to which the Company is a party under which it is a lessee of any property, real or personal, is a valid and subsisting agreement without any default of the Company thereunder and, to the best of the Company's knowledge, without any default thereunder of any other party thereto. No event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a default or event of default by the Company under any such lease or agreement or, to the best of the Company's knowledge, by any other party thereto. The Company's possession of such property has not been disturbed and, to the best of the Company's knowledge, no claim has been asserted against the Company adverse to its rights in such leasehold interests.

     SECTION 2.9 INSURANCE. All of the properties and business of the Company of an insurable nature are insured to the extent usually insured by persons or entities engaged in the same or similar businesses against loss or damage of the kind customarily insured against by such persons or entities. The Company is not in default regarding the provisions of any such policy. The Company has not, since inception, self-insured against any risk ordinarily insured against by similar businesses. The Company has not received any notice from any of its insurers that any insurance premiums will be increased in the future or that any insurance coverage presently in force will not be available in the future on substantially the same terms as are now in effect. There are no outstanding requirements or recommendations by any current insurer or underwriter with respect to the Company which require or recommend changes in the conduct of the business or require any repairs or other work to be done to the assets and properties of the Company.

     SECTION 2.10 TAXES. The Company has filed or obtained filing extensions for all tax returns, Federal, state, county, and local, required to be filed by it, and the Company has paid or established adequate reserves (in accordance with generally accepted accounting principles) for the payment of all taxes shown to be due by such returns as well as all other taxes, assessments, and governmental charges which have become due or payable, including, without limitation, all taxes which the Company is obligated to withhold from amounts owing to employees, creditors, and third parties. The Federal income tax returns of the Company have never been audited by the Internal Revenue Service and no state income or sales tax returns of the

Company have been audited. No deficiency assessment with respect to or proposed adjustment of the Company's Federal, state, county, or local taxes is pending or, to the best of the Company's knowledge, threatened. There is no tax lien, whether imposed by any Federal, state, county, or local taxing authority, outstanding against the assets, properties, or business of the Company. Neither the Company nor any of its shareholders has ever filed a consent pursuant to
Section 341(f) of the IRC (as hereinafter defined), relating to collapsible corporations.

     SECTION 2.11 OTHER AGREEMENTS. Except as set forth in Section 2.11 of the Disclosure Schedule, the Company is not a party to or otherwise bound by any written or oral contract, obligation, agreement, commitment, restriction, or the like which individually or in the aggregate could materially adversely affect the business, prospects, financial condition, operations, property, or affairs of the Company. Except as set forth in Section 2.11 of Disclosure Schedule, the Company is not a party to or otherwise bound by any written or oral:

          (a) distributor, dealer, manufacturer's representative, advertising or sales agency contract or agreement which is not terminable on less than ninety days' notice without cost or other liability to the Company (except for contracts which, in the aggregate, are not material to the business of the Company);

          (b) contract with any labor union or collective bargaining organization (and, to the knowledge of the Company or the Founders, no organizational effort is being made with respect to any of its employees);

          (c) contract or other commitment with any supplier containing any provision permitting any party other than the Company to renegotiate the price or other terms, or containing any pay-back or other similar provisions upon the occurrence of a failure by the Company to meet its obligations when due or the occurrence of any other event;

          (d) contract for the future purchase of fixed assets or for the future purchase of materials, supplies, or equipment in excess of expected normal operating requirements;

          (e) contract for the employment of any officer, employee, or other person (whether of a legally binding nature or in the nature of informal understandings) of a full-time or consulting basis, except severance arrangements not in excess one month's pay and accrued vacation pay;

          (f) bonus, pension, profit-sharing, retirement, hospitalization, insurance, stock purchase, stock option, or other plan, contract or understanding pursuant to which benefits are provided to any employee of the Company (other than group insurance plans applicable to employees generally);

          (g) loan, note, indenture, agreement, or instrument relating to or evidencing the borrowing of money or the mortgaging or pledging of, or otherwise placing a lien or security interest on, any asset of the Company;

          (h)  guaranty of any obligation for borrowed money or otherwise;

          (i) voting trust or agreement, shareholders agreement, pledge agreement, buy-sell agreement, or first refusal or preemptive rights agreement relating to any securities of the Company (except for the Shareholders Agreement);

          (j) agreement, or group of related agreements with the same party or any group of affiliated parties under which the Company has advanced or agreed to advance money or has agreed to lease any property as lessee or lessor;

          (k) agreement or obligation (contingent or otherwise) to issue, sell, or otherwise distribute or repurchase or otherwise acquire or retire any share of its capital stock or any of its other equity securities, except pursuant to this Agreement and the Shareholders Agreement;

          (l) assignment, license, or other agreement with respect to any form of intangible property;

          (m) agreement under which it has granted any person any rights to register under the Securities Act of 1933, as amended (the "Securities Act"), any of its currently outstanding securities or any of its securities which may hereafter be issued;

          (n) agreement under which the Company, the Founders, or any executive or key employee has limited or restricted its right to compete with any person in any respect;

          (o) agreement providing for disposition of the business, assets, or shares of the Company, agreements of merger or consolidation to which the Company is a party or letters of intent with respect to the foregoing;

          (p) franchise agreement, or any agreements involving, or letters of intent with respect to, the acquisition of the business, assets, or shares of capital stock of any other business;

          (q)  insurance policies; or

          (r) other contract or group of related contracts with the same party involving more than $10,000 or continuing over a period of more than six (6) months from the date or dates thereof (including renewals or extensions optional with another party), which contract or group of contracts is not terminable by the Company without penalty upon notice of thirty (30) days or less, but excluding any contract or group of contracts with a customer of the Company for the sale, lease, or rental of the Company's products or services if such contract or group of contracts was entered into by the Company in the ordinary course of business.

The Company has provided counsel to the Investors with copies of and access to all of the obligations, agreements and the like set forth in Section 2.11 to the Disclosure Schedule (referred to individually as a "Contract" and collectively as the "Contracts"). Each of the Contracts are valid, binding and in full force and effect in all material respects. The Company, and to the knowledge of the Company and the Founders, each other party thereto has in all material respects performed all the obligations required to be performed by it to date and has received no notice of default and is not in default (with due notice or lapse of time or both) under any of the Contracts. The Company has no present expectation or intention of not fully performing all its obligations under each of the Contracts, and the Company has no knowledge of any breach or anticipated breach by the other party to any of the Contracts. There is no Contract that contains any contractual requirement with which there is a reasonable likelihood that the Company or any other party thereto will be unable to comply with the terms thereof. The continuation, validity, and effectiveness of each Contract will in no way be affected by the consummation of the transactions contemplated by this Agreement. There exists no actual or, to the best knowledge of the Company, any threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract, which would have a material adverse effect on the business or condition, financial or otherwise, of the Company.

     SECTION 2.12 PATENTS, TRADEMARKS, ETC. The Company has sufficient title to and ownership of, or can obtain on terms which will not adversely affect its business, all franchises, permits, licenses, and other similar authority necessary for the conduct of its business as now being conducted and as planned to be conducted, and it is not in default under any of such franchises, permits, licenses, and other similar authority. The Company possesses all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, formulae, trade secrets, and know how (collectively, "Intellectual Property") necessary or desirable to the conduct of its business as conducted and as proposed to be conducted, and no claim is pending or, to the knowledge of the Company and the Founders, threatened to the effect that the operations of the Company infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, and, to the knowledge of the Company and the Founders, there is no basis for any such claim (whether or not pending or threatened). No claim is pending or threatened to the effect that any such Intellectual Property owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable by the Company, and, to the knowledge of the Company and the Founders, there is no basis for any such claim (whether or not pending or threatened). The Company is not aware of any third party which is infringing or violating any of the Intellectual Property of the Company. To the knowledge of the Company and the Founders, all technical information developed by and belonging to the Company which has not been patented has been kept confidential. The Company has not granted or assigned to any other person or entity any of the Intellectual Property or the right to manufacture, have manufactured, assemble, or sell the products or proposed products or to provide the services or proposed services of the CompaSection 2.13 Loans and Advances. The Company does not have any outstanding loans or advances to any person and is not obligated to make any such loans or advances, except, in each case, for advances to employees of the Company in respect of reimbursable business expenses anticipated to be incurred by them in connection with their performance of services for the Company in the ordinary course of business, consistent with past practice.

     SECTION 2.14 ASSUMPTION, GUARANTIES, ETC. of Indebtedness of Other Persons. The Company has not assumed, guaranteed, endorsed, or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to, or otherwise invest in the debtor, or otherwise to assure the creditor against loss), except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

     SECTION 2.15 SIGNIFICANT CUSTOMERS AND SUPPLIERS. No customer or supplier which was or has been significant to the Company in the past three (3) years has terminated, materially reduced or threatened to terminate or materially reduce its purchases from or provision of products or services to the Company, as the case may be.

     SECTION 2.16 GOVERNMENTAL APPROVALS. Subject to the accuracy of the representations and warranties of the Investors set forth in Article 3 hereof, no registration, qualification, or filing with, or consent or approval of or other action by, any Federal, state, or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery, and performance by the Company of this Agreement, the offer, issuance, sale and delivery of the Preferred Stock and the Warrants, the issuance and delivery of the Warrant Shares upon exercise of the warrants or the consummation of any other transaction contemplated hereby, other than (i) filings pursuant to state securities laws (all of which filings have been made as of the date hereof) in connection with the offer and sale of the Preferred Stock and the Warrants and
(ii) the filing of a notice under Regulation D under the Securities Act.

     SECTION 2.17 FINANCIAL STATEMENTS. Attached as Section 2.17 to the Disclosure Schedule are true, correct, and complete copies of: the audited Statement of Assets, Liabilities and Shareholders' Equity - Income Tax Basis of the Company dated December 31, 1992, and an audited Statement of Revenues and Expenses - Income Tax Basis, and an audited Statement of Changes in Shareholders Equity - Income Tax Basis for the year then ended, together with notes thereto and the audit report of KPMG Peat Marwick thereon (collectively, the "Financial Statements"). The Financial Statements (i) are in accordance with the books and records of the Company, (ii) present fairly the financial condition of the Company as of the respective dates indicated and the results of operations for such periods except that interim period financial statements are subject to normal year-end audit adjustments, which in the aggregate will not materially or adversely change such interim financial statements, (iii) have been prepared on a tax accounting basis consistently applied throughout the periods involved, and
(iv) reflect adequate reserves for all liabilities and losses. The Company has not received any advice or notification from its independent certified public accountants that the Company has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Financial Statements or the books and records of the Company, any properties, assets, liabilities, revenues, or expenses. The Financial Statements do not contain any items of special or nonrecurring income, or other income not earned in the ordinary course of business, except as set forth in the notes to the Financial Statements. The books, records, and accounts of the Company accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of the Company. The Company has not engaged in any transaction, maintained any bank account, or used any of the funds of the Company, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of the Company.

     SECTION 2.18 ABSENCE OF UNDISCLOSED LIABILITIES. The Company has no material liabilities or obligations (secured or unsecured, whether accrued, absolute, direct, indirect, contingent, or otherwise, and whether due or to become due) that are not fully accrued or reserved against in the Financial Statements, other than (a) liabilities incurred in the ordinary course of business subsequent to the date of the Financial Statements and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which liabilities and obligations, individually or in the aggregate, are not material to the financial condition or operating results of the Company.

     SECTION 2.19 ABSENCE OF CHANGES. Since the date of the Financial Statements and except as reflected therein, (a) there has been no material adverse change in the condition (financial or otherwise), business, property, assets, or liabilities of the Company other than changes in the ordinary course of business, none of which, individually or in the aggregate, has been materially adverse; (b) the Company has not entered into any material transaction which was not in the ordinary course of its business; (c) there has been no damage to, destruction of, or loss of physical property (whether or not covered by insurance) materially adversely affecting the business or operations of the Company; (d) except as contemplated by this Agreement, the Company has not declared or paid any dividend on its stock, made any distribution on its stock, redeemed, purchased, or otherwise acquired any of its stock, granted any options to purchase shares of its stock; (e) the Company has not increased the compensation of any of its officers, or the rate of pay of its employees as a group, except as part of regular compensation increases in the ordinary course of its business, to an amount in excess of the amounts set forth in the pro formas previously delivered to the Investors; (f) there has been no resignation or termination of employment of any key officer or employee of the Company, and the Company does not know of the impending resignation or termination of employment of any such officer or employee that if consummated, would have a material adverse effect on the business of the Company; (g) there has been no labor dispute involving the Company or its employees and none is pending or to the knowledge of the Company and the Founders, threatened; (h) there has been no change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty, or otherwise; (i) there have been no loans made by the Company to its employees, officers, directors, or partners other than travel advances and office advances made in the ordinary course of business; and (j) to the knowledge of the Company and the Founders, there has been no other event or condition of any kind which might reasonably be expected to result in a material and adverse change in the Company's condition (financial or otherwise) or business or to impair materially the ability of the Company to conduct its business as it is currently being conducted.

     SECTION 2.20  EMPLOYEE BENEFIT PLANS.

          (a) Section 2.20 of the Disclosure Schedule contains a true and complete list of all the following agreements or plans which are presently in effect or which have previously been in effect and which cover employees of the Company ("Employees"):

               (i) Any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), and any trust or other funding agency created thereunder, or under which the Company, with respect to the Employees, has any outstanding, present, or future obligation or liability, or under which any Employee or former Employee has any present or future right to benefits which are covered by ERISA; or

               (ii) Any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical, life insurance, or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which the Company, with respect to the Business, maintains or to which the Company, with respect to the Business, has any outstanding, present, or future obligations to contribute or make payments under, whether voluntary, contingent, or otherwise.

The plans, programs, policies, or arrangements which are described in subparagraph (i) or (ii) above and which are listed on Section 2.20 of the Disclosure Schedule are hereinafter collectively referred to as the "Company Benefit Plans." The Company has delivered to the Investors true and complete copies of all written plan documents and contracts evidencing the Company Benefit Plans, as they may have been amended to the date hereof, together with
(A) all documents relating to any tax-qualified retirement plan maintained by the Company, which documents are required to have been filed prior to the date hereof with governmental authorities for each of the three most recently completed plan years; (B) attorney's response to an auditor's request for information for each of the three most recently completed plan years; and (C) financial statements for each Company Benefit Plan for each of the three most recently completed plan years.

          (b) Except for the Company Benefit Plans, the Company does not now maintain, nor has the Company at any time in the past been obligated to make any payment or contribution to any pension, retirement, profit-sharing, deferred compensation, stock purchase, stock option, bonus or incentive plan, any medical, vision, dental, or other health plan, any life insurance plan, vacation, severance, disability, or any other employee benefit plan, program, policy, or arrangement, whether written, unwritten, formal, or informal, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA. The Company has not made, entered into, or agreed to any commitment, whether written or oral, which would obligate the Company to establish any employee benefit plan, or continue any employment agreement or employment policy covering Employees. With respect to all "welfare plans," as defined in Section 3(1) of ERISA, covering Employees or former Employees, there are no obligations to continue coverage or to make payments to or on behalf of persons who are or may become retired or terminated Employees or their beneficiaries, other than as may be required by Sections 601 through 608 of ERISA.

          (c) The Company has complied with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608.

     SECTION 2.21  DISCLOSURE.

          (a) The Company has delivered to the Investors a true and correct copy of (i) the Articles of Incorporation of the Company, and all amendments thereto and restatements thereof certified by the appropriate state official; and (ii) the Bylaws of the Company and all amendments thereto.

          (b) The minute books of the Company made available to the Investors prior to the date hereof, accurately reflect all corporate action taken by the directors and shareholders of the Company or any committee of the Board of Directors of the Company and contain true and accurate copies of or originals of the respective minutes of all meetings or consent actions of the directors, any committee of the Board of Directors, and the shareholders.

          (c) The stock record books of the Company, made available to the Investors prior to the date hereof, accurately reflect the stock ownership of the Company, and contain complete and accurate records with respect to the transfer of all securities issued by the Company and each Investment since inception.

     SECTION 2.22 BROKERS. The Company has no contract, arrangement, or understanding with any broker, finder, or similar agent with respect to the transactions contemplated by this Agreement, nor has the Company authorized or employed any person in connection with the offering or sale of the Preferred Stock, or the Warrants or any security of the Company similar to the Preferred Stock or the Warrants.

     SECTION 2.23 TRANSACTIONS WITH AFFILIATES. No Founder, director, officer, employee, or shareholder of the Company, or member of the family of any such person, or any corporation, partnership, trust, or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner, or holder of more than 5% of the outstanding equity interests thereof is a party to any transaction with the Company, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such person or firm.

     SECTION 2.24  EMPLOYEES.

          (a) No officer or key Employee has advised the Company (orally or in writing) that he or she intends to terminate employment with the Company. The Company has complied in all material respects with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, worker health and safety, collective bargaining, and the payment of Social Security and other taxes, and with ERISA.

          (b) The Company does not have any collective bargaining agreement covering any of its Employees. There is no pending or, to the best knowledge of the Company, threatened labor dispute involving the Company or any of its Employees. To the best of the Company's knowledge, the Company has amicable relations with its Employees.

     SECTION 2.25 U.S. REAL PROPERTY HOLDING CORPORATION. [Intentionally omitted.]

     SECTION 2.26 FOREIGN CORRUPT PRACTICES ACT. The Company has not made, offered or agreed to offer anything of value to any government official, political party or candidate for government office nor has it taken any action which would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977.

     SECTION 2.27  ENVIRONMENTAL REGULATIONS.

          (a) Except for failures which will not result in any material liability or consequences to the Company, the Company has met, and continues to meet, all applicable local, state, Federal and national environmental regulations.

          (b) The Company has not been notified that it is potentially liable, has not received any requests for information or other correspondence concerning any site or facility, and is not otherwise aware that it is considered potentially liable under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any similar state law.

          (c) The Company has not entered into or received any consent decree, compliance order, or administrative order relating to environmental protection.

          (d) The Company has neither entered into or received nor is the Company in default under any judgment, order, writ, injunction, or decree of any federal, state, or municipal court or other governmental authority relating to environmental protection.

          (e) The Company has all permits, licenses, approvals, consents, and authorizations (the "Environmental Permits") relating to environmental or health protection which are required under Federal, state, or local laws, rules, and regulations and is in compliance with all the Environmental Permits (including any information provided on the applications therefor), and Section 2.27 of the Disclosure Schedule contains a complete list and description of all such Environmental Permits and attached to Section 2.27 of the Disclosure Schedule is a true and correct copy of each such Environmental Permit;

          (f) There are no actions, suits, claims, arbitration proceedings, or complaints pending or, to the Company's knowledge, threatened or under consideration by any governmental authority, municipality, community, citizen, or other entity against the Company relating to environmental protection, nor does the Company have reason to believe that any such actions, suits, claims, or complaints will be brought against it.

          (g) No disposal, releases, burial, or placement of hazardous or toxic substances, pollutants, contaminants, petroleum, gas products, or asbestos-containing materials (as any of such terms may be defined under Federal, state, or local law) (hereinafter collectively referred to as "Hazardous Materials") has occurred on, in, at, or about any of the Company's properties or facilities or any other facility or site to which Hazardous Materials from the Company may have been taken at any time in the past and
Section 2.27 of the Disclosure Schedule contains a list of all facilities to which Hazardous Materials from the Company have been taken in the past.

          (h) To the Company's knowledge, there has been no disposal, releases, burial, or placement of Hazardous Materials on any property not owned or operated in the present or the past by the Company which may result or has resulted in contamination of or beneath any of the Company's properties or facilities.

          (i) There are no above-ground and underground storage tanks on the Real Property.

          (j) No lien has arisen on the Company's properties or facilities under Federal, state, or local laws, rules, or regulations as they relate to environmental protection.

          (k) No audit or investigation has been conducted as to environmental matters at any of the Company's properties by any private party (including but not limited to the Company) or any governmental agency.

     SECTION 2.28 DISCLOSURE. Neither this Agreement nor any Schedule or Exhibit hereto, contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. None of the statements, documents, certificates or other items prepared or supplied by the Company with respect to the transactions contemplated hereby contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained therein not misleading.

                                   ARTICLE 3.

                 REPRESENTATION AND WARRANTIES OF THE INVESTORS

          Each Investor represents and warrants to the Company as to such Investor only, that:

          (a) it is an "accredited investor" within the meaning of Rule 501 under the Securities Act, as indicated on the Investor Certification of such Investor, annexed hereto as Schedule 3;

          (b) it has sufficient knowledge and experience to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof;

          (c) it has had an opportunity to ask questions of and receive answers from and to discuss the Company's business, management, and financial affairs with the Company's management;

          (d) the Preferred Stock and the Warrants are being acquired for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof;

          (e) it was not offered nor made aware of the Company's interest in issuing the Preferred Stock and the Warrants by any means of public advertisement or solicitation;

          (f) in connection with such Investor's purchase of the Preferred Stock and the Warrants, it has been solely responsible for its own (i) due diligence investigation of the Company and (ii) investment decision, and has not engaged or relied upon any agent or "purchaser representative" to review or analyze the Company's business and affairs or advise such Investor with respect to the merits of the investment;

          (g) it has full power and authority to execute, deliver, and perform each of this Agreement, the Shareholders Agreement, the Warrant, and to purchase the Preferred Stock and the Warrants; and, that each of this Agreement, the Shareholders Agreement, and Warrant, will constitute the legal, valid, and binding obligation of the Investor, enforceable against it in accordance with their respective terms; and

          (h) in the event that the Investor proposes to sell the Preferred Stock or the Warrants pursuant to Rule 144A under the Securities Act, it will
(A) take reasonable steps to obtain the information required by such Rule to establish a reasonable belief that the prospective purchaser is a "qualified institutional buyer" as such term is defined in Rule 144A and (B) advise the prospective purchaser that the Investor is relying on the exemption from the registration provisions of the Securities Act available pursuant to Rule 144A.

                                   ARTICLE 4.

                   CONDITIONS PRECEDENT TO THE PURCHASE OF THE
                    PREFERRED STOCK AND WARRANTS BY INVESTORS

          In connection with the purchase of the Preferred Stock and Warrants at the Closing, the Investors shall be entitled to receive the following certificates, opinions, and documents or evidence reasonably satisfactory to them as to the following, each of which requirements may be waived by the Investors. The Company agrees to use its best efforts to cause each of such requirements to be satisfied:

          (a) The Investors shall have received from Kinsey & Gleason, counsel for the Company and the Founders, an opinion dated the Closing Date, in form and scope satisfactory to the Investors and its counsel, in substantially the form attached hereto as Exhibit D.

          (b) The representations and warranties contained in Article 2 shall be true, complete and correct.

          (c) The Company shall have performed and complied with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the Closing Date.

          (d) The Company shall have obtained any and all consents, permits and waivers and made all filings necessary or appropriate for the consummation of the transactions contemplated hereby.

          (e) All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents relating to such transactions shall be satisfactory in form and substance to the Investors and its counsel, and the Investors and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request. The Company shall have delivered to the Investors a certificate executed by the President and Treasurer of the Company certifying as to the fulfillment of the conditions specified in subsections (b), (c), (d) and
(i) of this Article 4.

          (f) The Investors and their counsel shall have received copies of the following documents:

               (i) (A) the Articles in the form of Exhibit D hereto, certified or bearing evidence of filing by the Department of State of the State of Florida, and (B) a certificate of said Department of State, dated as of a recent date as to the due incorporation and good standing of the Company, the payment of all franchise taxes by the Company and listing all documents of the Company on file with said Department of State;

               (ii) a certificate of the Secretary or an Assistant Secretary of the Company dated the Closing Date and certifying: (A) that attached thereto is a true and complete copy of the Bylaws of the Company as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors or the shareholders of the Company authorizing the execution, delivery, and performance of this Agreement, the Shareholders Agreement, the Indemnification Agreement, the Warrants, the issuance, sale, and delivery of the Preferred Stock, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the foregoing agreements and the transactions contemplated thereby; (C) that the Articles have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(B) above; and (D) to the incumbency and specimen signature of each officer of the Company executing this Agreement, the Shareholders Agreement, the Indemnification Agreement, the Warrants, the stock certificates representing the Preferred Stock, and any certificate or instrument furnished pursuant hereto, and a certification by another officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this clause
     (ii); and

               (iii) such additional supporting documents and other information with respect to the operations and affairs of the Company as the Investors or its counsel reasonably may request.

          (g) The Investors shall have received the Shareholders Agreement executed and delivered by each of the Company, each Investor, the A. Falcones, the E. Falcones, and the Cuccis.

          (h) All shareholders of the Company having any preemptive, first refusal, or other rights with respect to the issuance of the Preferred Stock or the Warrants shall have irrevocably waived the same in writing and copies of such waivers shall have been delivered to Investors's counsel.

                                   ARTICLE 5.

             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY

          The obligation of the Company to issue and sell the Preferred Stock and the Warrants to the Investors on the Closing Date is, at its option, subject to the satisfaction, on or before the Closing Date, of the following conditions:

          (a) All representations and warranties of the Investors contained in
Article 3 hereof shall be true and correct on the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

          (b) All corporate and other proceedings to be taken by the Investors in connection with the transactions contemplated hereby, and all documents incidental thereto, shall be satisfactory in form and substance to the Company and its counsel.

          (c) The Investors shall have delivered to the Company the full purchase price for the Preferred Stock and the Warrants to be purchased hereunder.

          (d) The Company shall have received the Shareholders Agreement executed by each Investor.

                                   ARTICLE 6.

                            COVENANTS OF THE COMPANY

     The Company covenants and agrees with the Investors that, unless waived in accordance with Section 8.9 hereof, so long as any of the Preferred Stock or the Warrants are outstanding:

     SECTION 6.1 FINANCIAL STATEMENTS, REPORTS, ETC. The Company shall furnish to the Investors:

          (a) within one hundred twenty (120) days after the end of each fiscal year of the Company, an audited balance sheet of the Company, as of the end of such fiscal year and the related statements of income, shareholders' equity, and changes in cash flows for such fiscal year, prepared in accordance with generally accepted accounting principles and certified by a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Company;

          (b) within forty-five (45) days after the end of each fiscal quarter (other than the last quarter in each fiscal year) a balance sheet of the Company, and the related statements of income, shareholders' equity, and changes in cash flows, unaudited but prepared in accordance with generally accepted accounting principles and certified by the Chief Financial Officer of the Company, such balance sheet to be as of the end of such quarter and such statements of income, shareholders' equity and changes in cash flows to be for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, in each case with comparative statements for the prior fiscal year (except for 1992, the Company shall not be required to provide comparative statements), provided that the Company's obligations under this Section 6.1(b) shall terminate upon the completion of a firm commitment underwritten public offering of the Company's securities;

          (c) within thirty (30) days after the end of each fiscal month, other than the last month in each fiscal year and each fiscal quarter, a summary balance sheet of the Company and a summary income statement of the Company, unaudited, but prepared in accordance with generally accepted accounting principles;

          (d) at the time of delivery of each annual financial statement pursuant to Section 6.1(a) hereof, a certificate executed by the Chief Financial Officer of the Company stating that such officer has caused this Agreement, the Articles, the Shareholders Agreement, and the Warrants to be reviewed and has no knowledge of any default by the Company in the performance or observance of any of the provisions of this Agreement, the Articles, the Shareholders Agreement, or the Warrants, if such officer has such knowledge, specifying such default and the nature thereof;

          (e) at the time of delivery of each quarterly statement pursuant to
Section 6.1(b) hereof, a management narrative report explaining all significant variances from forecasts and all significant current developments in staffing, marketing, sales, and operations;

          (f) not less than forty-five (45) days prior to the start of each fiscal year, capital and operating expense budgets, cash flow projections and income and loss projections for the Company in respect of such fiscal year, all itemized in reasonable detail and prepared on a monthly basis and approved by a majority of the Board of Directors and the Series A Directors (as hereinafter defined), and, promptly after preparation, any revisions to any of the foregoing approved by the Board of Directors;

          (g) promptly following receipt by the Company, each audit response letter, accountant's management letter and other written report submitted to the Company by its independent public accountants in connection with an annual or interim audit of the books of the Company or any of its subsidiaries;

          (h) promptly after the commencement thereof, notice of all actions, suits, claims, proceedings, investigations, and inquiries of the type described in Section 2.5 hereof that could materially adversely affect the Company or any of its subsidiaries;

          (i) promptly upon sending, making available or filing the same, all press releases, reports, and financial statements that the Company sends or makes available to its shareholders or directors;

          (j) within ten (10) business days following the receipt of a request by the Investors or any subsequent holder of the Preferred Stock or the Warrants advising the Company that the Investors or such holder proposes to sell all or any part of such securities pursuant to Rule 144A or by a prospective purchaser of the Preferred Stock or the Warrants in a sale proposed to be made pursuant to Rule 144A, (A) a brief statement of the nature of the business of the Company and the products and services the Company offers prepared as of a date within the preceding twelve (12) months, (B) the Company's most recent (1) balance sheet which shall be as of a date within the preceding sixteen (16) months, and (2) statements of profit and loss and retained earnings which shall be as of a date within the twelve (12) months preceding the date of such balance sheet, provided, however, that if such balance sheet is not as of a date within the preceding six (6) months, the balance sheet shall be accompanied by additional statements of profit and loss and retained earnings for the period from the date of such balance sheet to a date within the preceding six (6) months and (C) the Company's audited balance sheet, statements of profit and loss and retained earnings for the two (2) preceding fiscal years of the Company; and

          (k) promptly, from time to time, such other information regarding the business, prospects, financial condition, operations, property, or affairs of the Company as the Investors reasonably may request.

     SECTION 6.2  FINANCIAL COVENANTS AND RATIOS.

          (a) The Company will not permit, at any time, its total shareholders' equity (including common and preferred stock, capital surplus, additional paid-in-capital and retained earnings, less the cost of capital stock of the Company required for the Treasury and other capital accounts, if any) of the Company at such date, determined in accordance with generally accepted accounting principles consistently applied ("Total Equity"), to be less than $1,000,000.

          (b) The Company will not have any indebtedness due to any shareholder except for up to $1,000,000 of indebtedness ("Shareholder Loans"), without the approval of the Board of Directors and the Series A Director.

          (c) The Company will not permit the ratio of (x) its indebtedness from all sources (excluding indebtedness secured by real estate which is subject to a binding, valid, and subsisting sale contract with an unaffiliated third party) minus Shareholder Loans to (y) its Total Equity (excluding the effect, if any, of the loans described in the previous parenthetical) plus Shareholder Loans to exceed 2.5:1.0 as of the last day in any fiscal month.

          (d) The Company will not acquire, purchase or lease pursuant to a capitalized lease, fixed assets, equipment, or real estate (excluding building lots for homes) having an aggregate purchase price of capitalized cost (in the case of capitalized leases) in excess of $250,000 in any fiscal year provided that the Company may exceed such amount, in each case with the approval of the Board of Directors and the Series A Director.

          (e) Any covenant violation in this Section 6.2 may be waived at the discretion of the Series A Director.

     SECTION 6.3 CORPORATE EXISTENCE. The Company shall maintain and cause any Investment in which the Company owns a controlling interest to maintain their respective separate corporate existences, rights, and franchises in full force and effect.

     SECTION 6.4 PROPERTIES, BUSINESS, INSURANCE. The Company shall maintain and cause any subsidiary to maintain as to their respective properties and businesses, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated which insurance shall be deemed by the Company to be sufficient. The Company shall also maintain in effect "key person" life insurance policies, payable to the Company, on the life of each of Arthur J. Falcone and Philip Cucci, Jr. (so long as he remains an employee of the Company), in the amount of at least $1,000,000. The Company shall not cause or permit any assignment or change in beneficiary and shall not borrow against such policy. If requested by the Investors, the Company will add one designee of the Investors as a notice party for such policy and shall request that the issuer of such policy provide such designee with ten (10) days notice before such policy is terminated (for failure to pay premiums or otherwise) or assigned or before any change is made in the beneficiary thereof.

     SECTION 6.5 INSPECTION, CONSULTATION, AND ADVICE. The Company shall permit and cause any subsidiary to permit any of the Investors and such persons as the Investors may designate, at the expense of the Company once per year, and if more often than once per calendar year, with the additional visits at such Investor's expense, to visit and inspect any of the properties of the Company and any Investment, examine their books and take copies and extracts therefrom, discuss the affairs, finances, and accounts of the Company with their officers, employees, and public accountants and the Company hereby authorizes said accountants to discuss with such Investors and such designees such affairs, finances, and accounts), and consult with and advise the management of the Company as to their affairs, finances, and accounts, all at reasonable times and upon reasonable notice.

     SECTION 6.6 RESTRICTIVE AGREEMENTS PROHIBITED. The Company shall not become a party to any agreement which by its terms restricts the Company's performance of this Agreement, the Articles, the Shareholders Agreement, the Indemnification Agreement, or the Warrants.

     SECTION 6.7 TRANSACTIONS WITH AFFILIATES. Except for (a) transactions contemplated by this Agreement, (b) transactions with the affiliated entities listed in Section 6.7 of the Disclosure Schedule, provided that the terms of such transactions are no less favorable to the Company than the terms available from third parties on an arm's length basis from non-affiliated third parties,
(c) loans by shareholders up to $1,000,000 outstanding at any time, provided that the security for such loans is limited to the real estate on which the specific construction activities financed are located and provided further that the interest rate and terms are no less favorable than the rate and terms available on an arm's length basis from unaffiliated third parties, or (d) as otherwise approved by the Board of Directors, the Company shall not enter into any transaction with any director, officer, employee, or holder or more than 5% of the outstanding capital stock of any class or series of capital stock of the Company, member of the family of any such person, or any corporation, partnership, trust, or other entity in which any such person, or member of the family of any such person, is a director, officer, trustee, partner, or holder of more than 5% of the outstanding capital stock thereof, except for transactions on customary terms related to such person's employment. All transactions with affiliates shall be reported on a quarterly basis in the financial reports required by Section 6.1(b) hereof, including, with respect to each transaction, the affiliate involved, the amount paid to the affiliate in such quarter, and amounts remaining to be paid to the affiliate by the Comany.

     SECTION 6.8 EXPENSES OF DIRECTORS. The Company shall promptly reimburse in full, each director of the Company who is designated as a nominee for the Board of Directors pursuant to the rights of the Investors under the Shareholders Agreement or pursuant to the Articles (the "Series A Directors"), for all of his or her reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors of the Company or any committee thereof. In addition, the Company shall pay directors fees to each Series A Director in an amount of $12,000 per annum, in equal quarterly installments commencing June 1993, and continuing quarterly thereafter until holders of Preferred Stock and Warrant Shares no longer have the right to designate Series A Directors.

     SECTION 6.9 USE OF PROCEEDS. The Company shall use the proceeds from the sale of the Preferred Stock and the Warrants for repayment of indebtedness not to exceed $400,000, working capital requirements, and for general corporate purposes.

     SECTION 6.10 BOARD OF DIRECTORS MEETINGS. The Company shall use its best efforts to ensure that meetings of the Board of Directors of the Company are held at least four (4) times each year and at least once each quarter.

     SECTION 6.11 COMPENSATION. Without the written consent of the Series A Directors, the Company shall not pay to its management compensation in excess of that shown on the pro formas previously delivered to the Investors.

     SECTION 6.12 BYLAWS. The Company shall at all times cause its Bylaws to provide that, (a) unless otherwise required by the laws of the State of Florida,
(i) any two (2) directors and (ii) any holder or holders of at least 66% of the outstanding shares of Common Stock or 25% of the outstanding Preferred Stock, shall have the right to call a meeting of the Board of Directors or shareholders and (b) the number of directors fixed in accordance therewith shall in no event conflict with any of the terms or provisions of the Articles. The Company shall at all times maintain provisions in its Bylaws or Articles indemnifying all directors against liability to the maximum extent permitted under the laws of the State of Florida.

     SECTION 6.13 MAINTENANCE OF OWNERSHIP OF INVESTMENTS. The Company shall not sell or otherwise transfer any shares of capital stock of any Investment, except to the Company or another Investment, or permit any Investment in which the Company owns a controlling interest, to issue, sell or otherwise transfer any shares of its capital stock or the capital stock of any Investment except to the Company or another Investment.

     SECTION 6.14 DISTRIBUTIONS BY INVESTMENTS. The Company shall not permit any Investment in which the Company owns a controlling interest to purchase or set aside any sums for the purchase of, or pay any dividend, or make any distribution on, any shares of its stock, except for dividends or other distributions payable to the Company or another Investment in which the Company owns a controlling interest.

     SECTION 6.15 COMPLIANCE WITH LAWS. The Company shall comply with all applicable laws, rules, regulations, and orders, noncompliance with which could materially adversely affect its business or condition, financial or otherwise.

     SECTION 6.16 KEEPING OF RECORDS AND BOOKS OF ACCOUNT. The Company shall keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles, consistently applied, reflecting all financial transactions of the Company and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts, and other purposes in connection with its business shall be made.

     SECTION 6.17 EMPLOYEE STOCK PLANS. As long as the Investors shall continue to own any of the Preferred Stock, Warrants, or Warrant Shares, the Company shall sell shares of or grant options to purchase shares of its capital stock to Employees, officers, and directors of and consultants to the Company only pursuant to stock option plans or stock purchase plans which have been adopted and approved by the Company's Board of Directors and only so long as the Company has an option to repurchase such shares upon the termination of employment with the Company of such Employees, officers, directors, and consultants, and the total number of shares of Common Stock as to which the Company may make such sales or grant such options shall not exceed 10,000 shares, such number subject to equitable adjustment for reorganizations, stock splits, stock dividends, and like events (including shares issued or sold pursuant to (i) any such stock option plan even though the shares were acquired upon the exercise of stock options which were granted prior to the date hereof, and (ii) any such stock purchase plans even though the shares acquired thereunder were purchased prior to the date hereof). Under no circumstances shall the total number of shares of the Company's Common Stock issued under any such stock purchase plan, plus any shares issued or subject to issuance under any such stock option plan, exceed 10,000 shares (such number subject to equitable adjustment for reorganizations, stock splits, stock dividends, and like events) at any time.

     SECTION 6.18 FEES AND EXPENSES OF INVESTORS' COUNSEL. The Company shall pay the fees not to exceed $30,000, and expenses of Powell, Goldstein, Frazer & Murphy, Investors' counsel at the closing of the purchase and sale of the Preferred Stock and Warrants.

     SECTION 6.19 INDEMNIFICATION AGREEMENT. The Company will execute and deliver to each Director an Indemnification Agreement in substantially the form of Exhibit E hereto and will not take any action to terminate, rescind, or reduce the scope of the indemnification provided thereby.

     SECTION 6.20 UNITED STATES REAL PROPERTY HOLDING CORPORATION. If at any time in the future the Company shall become a "United States Real Property Holding Corporation" (as that term is defined in Section 1.897-2(b) of the Regulations promulgated by the Internal Revenue Service) the Company shall, as promptly as practicable, notify each foreign investor. Within thirty (30) days after receipt of a request from a foreign investor, the Company shall prepare and deliver to such foreign investor the statement required under Regulation
Section 1.897-2(h)(1)(IV) and subject to the succeeding sentence either or both of the following documents: (i) an affidavit in conformance with the requirements of Internal Revenue Code ("IRC") Section 1445(b)(3) or (ii) a notarized statement, executed by an officer having actual knowledge of the facts, that the shares of Company stock held by such foreign investor are of a class that is regularly traded on an established securities market, within the meaning of IRC Section 1445(b)(6). If the Company is unable to provide either of the documents described in (i) or (ii) above, if requested, it shall promptly notify such foreign investor in writing of the reasons for such inability. Finally, upon the request of a foreign investor and without regard to whether either document described in (i) or (ii) above has been requested, the Company shall reasonably cooperate with the efforts of such foreign investor to obtain a "qualifying statement," within the meaning of IRC Section 1445(b)(4) or such other documents as would excuse a transferee of a foreign investor's interest from withholding of income tax imposed pursuant to IRC Section 897(a).

                                   ARTICLE 7.

                            SPECIAL REDEMPTION RIGHT

     The Company, and with the unanimous written consent of the Board of Directors, the Founders, or any of them, at any time prior to November 30, 1995 (the "Expiration Date"), shall have the right to redeem Warrants exercisable for 75,000 Warrant Shares, or if Warrants have been exercised such that the then outstanding Warrants are exercisable for less than 75,000 shares, then the right to redeem shall encompass (i) the then outstanding Warrants plus (ii) a number of issued and outstanding Warrant Shares which, when added to the number of Warrant Shares issuable upon exercise of the then outstanding Warrants, equals 75,000 (such number of Warrants or Warrants and Warrant Shares, as the case may be, are hereinafter the "Redeemable Warrants and Shares") and 5,455 shares of Preferred Stock, upon the following terms and conditions (the "Special Redemption Right"):

          (a) If the Company, or, if applicable, the Founders, determine that it or they desire to exercise the Special Redemption Right, the Company or the Founders shall deliver a written notice (the "Special Redemption Notice") to each Investor which specifies (i) that 75,000 Redeemable Warrants and Shares and 5,455 shares of Preferred Stock are to be redeemed by the Company or the Founders, whichever the case may be, (ii) the number of Redeemable Warrants and Shares and shares of Preferred Stock to be redeemed from each Investor (as determined in accordance with subsection (b) hereof), and (iii) the time, date, and place of the closing of the redemption which shall be a date at least 30 days after the date the Special Redemption Notice is delivered to the Investors, but in no event after the Expiration Date.

          (b) The Special Redemption Notice shall constitute an irrevocable call option in favor of the Company or the Founders, which ever is applicable, to purchase from each Investor a number of (i) Redeemable Warrants and Shares equal to the product of (A) 75,000 multiplied by (B) a fraction, the numerator of which is the number of Redeemable Warrants and Shares owned of record by such Investor, and the denominator of which is the total number of then outstanding Warrant Shares plus the total number of Warrant Shares issuable upon exercise of all then outstanding Warrants, and (ii) shares of Preferred Stock equal to the product of (A) 5,455 multiplied by (B) a fraction, the numerator of which is the number of shares Preferred Stock owned of record by such Investor on the date of the Special Redemption Notice, and the denominator of which is the total number of shares of Preferred Stock outstanding on the date of the Special Redemption Notice (including any Preferred Stock issued as a Preferred Dividend-in-Kind, as set forth in the Articles).

          (c) The purchase price to be paid to each Investor at the closing of the redemption described in the Special Redemption Notice shall be equal to the product of the number of Shares of Preferred Stock to be redeemed from such Investor multiplied by $100 plus an amount which, when added to the Preferred Dividends (as defined in the Articles) actually paid on the shares of Preferred Stock being redeemed, would yield to such Investor an annual internal rate of return of 25%, computed from the date hereof through the date of the closing of the redemption described in the Special Redemption Notice. For purposes of the redemption, shares of Preferred Stock shall be redeemed on a first issued, first redeemed basis, and Warrants shall be redeemed prior to the redemption of Warrant Shares.

          (d) The closing of the purchase of redemption described in the Special Redemption Notice shall be held at the principal office of the Company in Coral Springs, Florida on a date at least 30 days after the date the Special Redemption Notice is delivered to the Investors, but in no event after the Expiration Date. At the closing, the Investors shall deliver certificates evidencing the Warrants and the Preferred Stock being redeemed, duly endorsed or accompanied by duly executed stock powers, free and clear of all liens, claims, charges, or encumbrances, against payment for the Redeemable Warrants and Shares and the shares of Preferred Stock being redeemed. At the closing, the Company will, if necessary re-issue certificates evidencing the balance of the Warrant Shares and shares of Preferred Stock held by such Investor after the redemption. No Investor shall be obligated to tender the Redeemable Warrants and Shares and shares of Preferred Stock at the closing of the redemption described in the Special Redemption Notice, unless the Company redeems the number of Redeemable Warrants and Shares and shares of Preferred Stock from each Investor as specified in the Special Redemption Notice or any amendment thereof which is satisfactory to all Investors.

                                   ARTICLE 8.

                                  MISCELLANEOUS

     SECTION 8.1 EXPENSES. Except as provided in Section 6.17 hereof, the Company shall pay at Closing, all expenses incurred by it and by the Investors in connection with the negotiation, documentation, and consummation of the transactions contemplated hereby, whether or not such transactions shall be consummated.

     SECTION 8.2 SURVIVAL OF AGREEMENTS. All covenants, agreements, representations, and warranties made herein or in the Shareholders Agreement and the Warrants, or any certificate or instrument delivered to the Investors pursuant to or in connection with this Agreement, the Shareholders Agreement and the Warrants shall survive the execution and delivery of this Agreement, the Shareholders Agreement and the Warrants, and the closing of the transactions contemplated hereby and thereby, and all statements contained in any certificate or other instrument delivered by the Company or the Founders hereunder or thereunder or in connection herewith or therewith shall be deemed to constitute representations and warranties made by the Company or the Founders, respectively. All covenants, agreements, representations, and warranties made herein or in the Shareholders Agreement and the Warrants, or any certificate or instrument delivered to the Company and the Founders pursuant to or in connection with this Agreement, the Shareholders Agreement and the Warrants shall survive the execution and delivery of this Agreement, the Shareholders Agreement and the Warrants, and the closing of the transactions contemplated hereby and thereby, and all statements contained in any certificate or other instrument delivered by the Investors hereunder or thereunder or in connection herewith or therewith shall be deemed to constitute representations and warranties made by the Investors.

     SECTION 8.3 SURVIVAL OF AGREEMENTS. All covenants, agreements, representations, and warranties made herein or in the Shareholders Agreement and the Warrants, or any certificate or instrument delivered to the Company or the Founders pursuant to or in connection with this Agreement, the Shareholders Agreement and the Warrants shall survive the execution and delivery of this Agreement, the Shareholders Agreement and the Warrants, and the closing of the transactions contemplated hereby and thereby, and all statements contained in any certificate or other instrument delivered by the Investors hereunder or thereunder or in connection herewith or therewith shall be deemed to constitute representations and warranties made by the Investors.

     SECTION 8.4 BROKERAGE. Except for an advisory fee payable by the Company to Jefferies & Company in the amount of $50,000, each party hereto will indemnify and hold harmless the others against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such party with any third party.

     SECTION 8.5 PARTIES IN INTEREST. All representations, covenants, and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Without limiting the generality of the foregoing, all representations, covenants, and agreements benefiting the Investors shall inure to the benefit of any and all subsequent holders from time to time of the Preferred Stock or the Warrants. Notwithstanding the foregoing, the right to purchase the Preferred Stock and the Warrants hereunder pursuant to Section 1.1 may not be sold, transferred, or otherwise assigned except to an affiliate of the Investors, a successor to substantially all the business and assets of the Investors.

     SECTION 8.6 NOTICES. All notices, requests, consents, and other communications required or permitted hereunder shall be in writing and shall be effective when delivered in person or by a courier service, postage prepaid, addressed as follows:

          (a)  if to the Company:

               Transeastern Properties of South Florida, Inc.
               7522 Wiles Road
               Suite 203
               Coral Springs, FL  33067
               Attention:  President

     with a copy (which shall not constitute notice) to:

               Kinsey & Gleason
               185 Northwest Spanish River Boulevard
               Suite 100
               Boca Raton, FL  33431
               Attention:  John Kinsey, Esq.

          (b)  if to the Investors:  At the address of
               such Investor on Schedule 1 hereto

     with a copy (which shall not constitute notice) to:

               Powell, Goldstein, Frazer & Murphy
               191 Peachtree Street, N.E.
               16th Floor
               Atlanta, Georgia 30303
               Attention:  Gerardo M. Balboni II, Esq.
               Facsimile Number (404) 572-6999;

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others.

     SECTION 8.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, irrespective of the choice of law provisions thereof.

     SECTION 8.8 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits hereto, and the other documents delivered pursuant hereto constitute the full and entire agreement of the parties with respect to the subject matter hereof and thereof. All Schedules and Exhibits hereto are hereby incorporated herein by reference.

     SECTION 8.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 8.10 AMENDMENTS. This Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of the Company and the holders of at least two-thirds of the outstanding shares of Preferred Stock and Warrant Shares.

     SECTION 8.11 SEVERABILITY. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority to the extent possible, it shall be modified in such manner as to be valid, legal, and enforceable but so as to most nearly retain the intent of the parties and, if such modification is not possible, such provision shall be severed from this Agreement, and in either case, the validity and enforceability of any other provision and of the entire Agreement shall not be affected thereby.

     SECTION 8.12 TITLES AND SUBTITLES. The title and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

     SECTION 8.13 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          (a) "affiliate" shall mean, with respect to any person, any person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such other person.

          (b) "person" shall mean an individual, corporation, trust, partnership, joint venture, limited liability company, unincorporated organization, government agency, or any agency or political subdivision thereof, or other entity.

          IN WITNESS WHEREOF, the Company and the Investors have executed this Agreement as of the day and year first above written.


                              TRANSEASTERN PROPERTIES OF SOUTH
                              FLORIDA, INC.


[Corporate Seal]              By:

Attest:                       Title:



Secretary


                              INVESTORS:

                              MEZZONEN, S.A.

                              By: Patrick Savin, Chief Financial Officer


                              THE HANDLER FAMILY TRUST DTD 9/12/91

                              By: Richard Handler, Trustee


                              CHRISTOPHER ALLICK
                              ANDREW WHITTAKER
                              DAVID F. EISNER
                              DAVID J. LOSITO


                              By:
                                      Kenneth Taratus, Attorney-in-fact
                                         under POA dated June 1, 1993

                       [SIGNATURES CONTINUED ON NEXT PAGE]

                              FOUNDERS



                              Arthur J. Falcone



                              Marcy Falcone



                              Edward W. Falcone



                              Diana Falcone



                              Philip Cucci, Jr.



                              Linda Cucci

                                   SCHEDULE 1
                                       TO
                       SERIES A REDEEMABLE PREFERRED STOCK
                                       AND
                           WARRANT PURCHASE AGREEMENT

                                        Preferred   Warrant        Aggregate
                                         Shares     Shares         Purchase
Investor Name and Address               Purchased  Purchased         Price
- -------------------------               ---------  ---------         -----
Mezzonen, S.A.* .......................   18,250    250,938    $   1,825,250.94
Savin Carlson Investment Corp.
9777 Wilshire Boulevard
Suite 811
Beverly Hills, CA 92212
Attention:  Patrick Savin,
Chief Investment Advisor

Christopher Allick ....................      350      4,812    $      35,004.81
Jefferies & Company, Inc.
11100 Santa Monica Boulevard
10th Floor
Los Angeles, CA 90025

Andrew Whittaker ......................      100      1,375    $      10,001.38
Jefferies & Company, Inc.
11100 Santa Monica Boulevard
10th Floor
Los Angeles, CA 90025

David F. Eisner .......................      200      2,750    $      20,002.75
Jefferies & Company, Inc.
11100 Santa Monica Boulevard
10th Floor
Los Angeles, CA 90025

David J. Losito .......................      100      1,375    $      10,001.38
Jefferies & Company, Inc.
11100 Santa Monica Boulevard
10th Floor
Los Angeles, CA 90025

The Handler Family Trust DTD 9/12/91 ..    1,000     13,750    $     100,013.75
Jefferies & Company, Inc.
11100 Santa Monica Boulevard
10th Floor
Los Angeles, CA 90025

                                          20,000    275,000    $   2,000,275.01

* Nominee to register shares for Mezzonen is: Banque Scandinave A. Luxembourg

                                   SCHEDULE 2
                                       TO
                      SERIES A REDEEMABLE PREFERRED STOCK
                                       AND
                           WARRANT PURCHASE AGREEMENT

                              DISCLOSURE SCHEDULE

                                   SCHEDULE 3
                                       TO
                      SERIES A REDEEMABLE PREFERRED STOCK
                                       AND
                           WARRANT PURCHASE AGREEMENT

                        ACCREDITED INVESTOR CERTIFICATES

                                   EXHIBIT A
                                       TO
                      SERIES A REDEEMABLE PREFERRED STOCK
                                      AND
                           WARRANT PURCHASE AGREEMENT

                                FORM OF WARRANT

                                   EXHIBIT B
                                       TO
                      SERIES A REDEEMABLE PREFERRED STOCK
                                      AND
                           WARRANT PURCHASE AGREEMENT

                         FORM OF SHAREHOLDERS AGREEMENT

                                   EXHIBIT C
                                       TO
                      SERIES A REDEEMABLE PREFERRED STOCK
                                      AND
                           WARRANT PURCHASE AGREEMENT


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                   EXHIBIT D
                                       TO
                      SERIES A REDEEMABLE PREFERRED STOCK
                                      AND
                           WARRANT PURCHASE AGREEMENT

                       FORM OF OPINION OF COMPANY COUNSEL